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                                                                      EXHIBIT 15

             ACCOUNTANTS' LETTER RE: UNAUDITED FINANCIAL INFORMATION

The Board of Directors and Stockholders
Sanderson Farms, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-67474 and Form S-8 No. 333-92412) pertaining to the
Sanderson Farms, Inc. and Affiliates Stock Option Plan and the Registration Statement (Form S-8 No. 333-123099) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan of our report dated February 27, 2006 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in Amendement No. 1 to its Form 10-Q for the quarter ended January 31, 2006.

                                                      /s/ Ernst and Young LLP

New Orleans, Louisiana
June 27, 2006